Free Writing Prospectus

Dated August 15, 2016

Filed Pursuant to Rule 433

Registration Statement No. 333-213131

FOR ADDITIONAL INFORMATION

Investor Relations

David Lim

+1 844-632-1060

IR@univar.com

Univar Announces Sale of 20,943,741 Shares of Common Stock by Selling Stockholders

DOWNERS GROVE, ILL. – August 15, 2016 – Univar Inc. (NYSE:UNVR) (“Univar”) announced today the sale of 20,943,741 shares of Univar’s common stock (representing approximately 15.2% of its issued and outstanding shares) by certain of its existing stockholders (the “Selling Stockholders”), including Univar N.V. and GSO COF Facility LLC, to Goldman, Sachs & Co., as the sole underwriter in the registered public offering of those shares. Univar N.V. holds shares the economic benefit of which are held by investment funds affiliated with CVC Capital Partners Advisory (U.S.) Inc. (“CVC”), investment funds affiliated with Parcom (“Parcom”) and certain current and former members of management. The shares sold by Univar N.V. represent the economic interest of CVC and certain current and former members of management of Univar. Parcom will not sell any of its economic interest in Univar in this offering. The Selling Stockholders will receive all of the net proceeds from this offering. No shares are being sold by Univar. Following the offering, Univar N.V. will own 3,785,855 shares of Univar’s common stock and all of these shares will be beneficially owned by Parcom. Following the offering, GSO COF Facility LLC will own no shares of Univar’s common stock.

A shelf registration statement (including a prospectus) for the offering to which this communication relates has previously been filed with the U.S. Securities and Exchange Commission and has become effective. Before you invest, you should read the prospectus in that registration statement and other documents Univar has filed with the SEC for more complete information about Univar and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and prospectus supplement, when available, may be obtained from Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Univar Inc.

Founded in 1924, Univar is a global distributor of specialty and basic chemicals from more than 8,000 producers worldwide. Univar operates more than 800 distribution facilities throughout North America, Western Europe, the Asia-Pacific region, and Latin America, supported by a global network of sales and technical professionals. With a broad portfolio of products and value-added services, and deep technical and market expertise, Univar delivers the tailored solutions customers need through one of the most extensive chemical distribution networks in the world. Univar is Chemistry DeliveredSM.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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